EXHIBIT 12.1

DEL LABORATORIES, INC.
Computation of Ratio of Earnings to Fixed Charges

                                               SUCCESSOR                                      PREDECESSOR
                                      ----------------------------    ----------------------------------------------------------
                                       JANUARY 1,     FEBRUARY 1,      JANUARY 1,
                                         2006 -          2005 -          2005 -
                                      DECEMBER 31,    DECEMBER 31,     JANUARY 31,               YEAR ENDED DECEMBER 31,
                                      ------------    ------------    ------------    ------------------------------------------
                                          2006            2005            2005            2004           2003           2002
                                      ------------    ------------    ------------    ------------   ------------   ------------
                                                       RESTATED(1)                     RESTATED(1)    RESTATED(1)    RESTATED(1)

                                                                         (DOLLARS IN THOUSANDS)
Pretax income                         $    (30,150)   $    (31,203)   $    (22,457)   $     24,837   $     31,050   $     24,011
Fixed charges (as calculated below)         39,520          29,727             426           5,745          6,025          6,381
                                      ------------    ------------    ------------    ------------   ------------   ------------

Earnings                              $      9,370    $     (1,476)   $    (22,031)   $     30,582   $     37,075   $     30,392
                                      ============    ============    ============    ============   ============   ============

FIXED CHARGES
Interest expense, net                 $     37,132    $     27,661    $        264    $      3,584   $      4,185   $      4,663
Rent expense interest factor                 2,388           2,066             162           2,161          1,840          1,718
                                      ------------    ------------    ------------    ------------   ------------   ------------

Total fixed charges                   $     39,520    $     29,727    $        426    $      5,745   $      6,025   $      6,381
                                      ============    ============    ============    ============   ============   ============

RATIO OF EARNINGS TO FIXED CHARGES              --              --              --            5.3x           6.2x           4.8x
                                      ============    ============    ============    ============   ============   ============

Deficiency                            $     30,150    $     31,203    $     22,457

(1) See Note 3 to the Notes to Consolidated Financial Statements for additional information related to the restatements.